EXHIBIT 99.1

HBIO Reports Second Quarter 2010 Revenue Growth of 44% Over Second Quarter 2009

HOLLISTON, Mass., Aug. 5, 2010 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial highlights for the three and six months ended June 30, 2010.

Second Quarter Reported Results

Revenues for the three months ended June 30, 2010 were $25.9 million, an increase of $7.9 million, or 43.5%, compared to revenues of $18.0 million for the three months ended June 30, 2009. Currency exchange rate changes had a negative 3.6% effect on revenues in the second quarter of 2010 compared with the second quarter of 2009, and the Company's Denville Scientific business, which we acquired in September 2009, had a positive 36.1% effect on revenues. Excluding the effects of currency exchange rate changes and the Denville acquisition, the Company's organic revenue growth for the second quarter of 2010 was 11.0% over the same period in the previous year.

Net income, as measured under U.S. generally accepted accounting principles ("GAAP"), was $1.9 million, or $0.06 per diluted share, for the three months ended June 30, 2010 compared to $0.3 million, or $0.01 per diluted share, for the same period in 2009. GAAP income from continuing operations for the second quarter of 2010 included a $0.4 million, or $0.01 per diluted share, gain from adjustment of the contingent consideration related to our Denville Scientific acquisition.

Non-GAAP adjusted net income was $2.3 million, or $0.08 per diluted share, for the second quarter of 2010 compared to $1.4 million, or $0.05 per diluted share, for the second quarter of 2009, which represented a 65% year-to-year increase.

Year to Date Reported Results

Revenues for the six months ended June 30, 2010 were $52.2 million, an increase of $15.1 million, or 40.6%, compared to revenues of $37.1 million for the six months ended June 30, 2009. Currency rate changes had a positive 0.3% effect on revenues for the first six months of 2010 compared with the same period in 2009, and the Company's acquisition of Denville Scientific had a positive 32.9% effect on revenues. Excluding the effects of currency changes and the Denville acquisition, the Company's organic revenue growth for the six months ended June 30, 2010 was 7.4% over the same period in the previous year.

Net income, as measured under U.S. generally accepted accounting principles ("GAAP"), was $4.1 million, or $0.14 per diluted share, for the six months ended June 30, 2010 compared to $2.1 million, or $0.07 per diluted share, for the same period in 2009, which represented a 94% year-to-year increase. GAAP income from continuing operations for the six months ended June 30, 2010 included a $0.4 million gain from adjustment of the contingent consideration related to our Denville Scientific acquisition.

Non-GAAP adjusted net income was $5.0 million, or $0.17 per diluted share, for the six months ended June 30, 2010 compared to $3.5 million, or $0.12 per diluted share, for the first six months of 2009, which represented a 40% year-to-year increase.

The Company ended the second quarter of 2010 with net cash (cash and cash equivalents, net of debt) totaling $4.6 million compared to $3.3 million at December 31, 2009. As of June 30, 2010 and December 31, 2009, we had $11.2 million and $13.3 million, respectively, of borrowings under our credit facility related to our purchase of Denville Scientific and our stock repurchase program.

Commenting on the Company's performance, Chane Graziano, CEO, stated, "Harvard Bioscience's financial performance for the second quarter of 2010 was very strong, despite some weakness in our Harvard Apparatus southern Europe subsidiaries. Our overall organic revenue growth increased by 11% compared with the second quarter of 2009. This growth was primarily driven by increased market demand compared to the second quarter of 2009, the introduction of new products and expansion of our field sales organization. The acquisition of Denville Scientific continues to meet our expectations and to be a significant contributor to our overall growth."

Mr. Graziano continued, "For the third quarter of 2010, at current currency exchange rates, we expect revenue to be in the range of $25 to $27 million and non-GAAP diluted earnings per share to be approximately $0.08.

"Our previous guidance of $0.36 - $0.38 for 2010 non-GAAP diluted earnings per share was calculated using currency exchange rates of USD1.6/GBP and USD1.4/Euro. At current exchange rates, we expect earnings to be at the lower end of this range. Our previous guidance of $109 - $112 million for 2010 revenue was also calculated using currency exchange rates of USD1.6/GBP and USD1.4/Euro. At current exchange rates and due to the weakness in southern Europe, we now expect 2010 revenue to be in the range of $106 - $108 million."

Our third quarter and full year 2010 revenue and earnings guidance was calculated using exchange rates (USD 1.56/GBP and USD 1.31/Euro) approximating July 29, 2010 rates and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share guidance excludes amortization of intangible assets, the impact of future acquisitions, acquisition costs, any gain or loss from a revaluation of acquisition contingencies, any future restructuring actions, stock-based compensation expense recognized under the provisions of FASB ASC Topic 718, "Compensation – Stock Compensation," and the utilization of deferred tax assets that have full valuation allowances. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share to our estimated GAAP earnings per diluted share. See Exhibits 4, 5 and 6 for reconciliations of GAAP to non-GAAP adjusted operating income, GAAP to non-GAAP adjusted net income and GAAP diluted earnings per common share to non-GAAP adjusted diluted earnings per common share for the three and six month periods ended June 30, 2010 and June 30, 2009, respectively.

Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings per Common Share to US GAAP Diluted Earnings per Common Share
(unaudited)

	Three Months Ended	Year Ended
	September 30, 2010	December 31, 2010
	Estimate	Low Estimate	High Estimate

Non-GAAP adjusted diluted earnings per common share from continuing operations -- A	$ 0.08	$ 0.36	$ 0.38

Less the impact of:
Amortization of intangible assets	(0.02)	(0.08)	(0.08)

Stock-based compensation (FASB ASC Topic 718)	(0.02)	(0.09)	(0.09)

Tax -- B	0.02	0.08	0.08

GAAP diluted earnings per common share from continuing operations -- A	$ 0.06	$ 0.27	$ 0.29

A - Assumes no additional acquisitions.
B - Tax impact of above items and utilization of deferred tax assets that have full valuation allowances.

Operating Results for Continuing Operations

Three months ended June 30, 2010 compared to three months ended June 30, 2009:

Revenues increased $7.9 million, or 43.5%, to $25.9 million for the three months ended June 30, 2010 compared to $18.0 million for the same period in 2009. Our Denville Scientific subsidiary, which we acquired on September 2, 2009, contributed approximately $6.5 million to second quarter 2010 revenues. The effect of a stronger U.S. dollar decreased the Company's second quarter revenues by $0.7 million, or 3.6%, compared with the same period in 2009. Adjusting for the effect of foreign currency fluctuation and excluding Denville, revenues were up $2.0 million, or 11.0%, year-to-year and reflected organic growth across our Harvard Apparatus, Biochrom and Hoefer businesses.

Cost of product revenues increased $4.8 million, or 52.1%, to $13.9 million for the three months ended June 30, 2010 compared with $9.1 million for the three months ended June 30, 2009. The increase in cost of product revenues included $4.2 million attributable to our Denville Scientific subsidiary which was partially offset by a $0.3 million favorable currency effect from a stronger U.S. dollar and the effects of cost reductions related to our operational improvement initiatives. Gross profit as a percentage of revenues decreased to 46.5% for the three months ended June 30, 2010 compared with 49.5% for the same period in 2009. The decrease in gross profit as a percentage of revenues was primarily due to the impact of Denville Scientific, which because it does not manufacture its products, has lower gross margins than our overall average margin. Second quarter 2010 gross margin as a percentage of revenues, excluding Denville, was 50.0%.

Sales and marketing expenses increased $1.5 million, or 55.9%, to $4.2 million for the three months ended June 30, 2010 compared with $2.7 million for the three months ended June 30, 2009. This increase was primarily due to expenses of our Denville Scientific subsidiary of $1.3 million and increased marketing efforts in all of our businesses, which were partially offset by a $0.1 million favorable impact of currency exchange rates.

General and administrative expenses increased $0.3 million, or 7.2%, to $3.8 million for the three months ended June 30, 2010 compared with $3.5 million for the three months ended June 30, 2009. The year-to-year quarterly increase was primarily due to $0.3 million of general and administrative expenses related to our Denville Scientific subsidiary.

Research and development expenses remained relatively flat at $1.1 million for the three months ended June 30, 2010 compared with $1.1 million for the same period in 2009.

Other income and expense, net, was $0.1 million income and $0.5 million expense for the three months ended June 30, 2010 and 2009, respectively. Net interest expense was $0.1 million for the three months ended June 30, 2010 compared to net interest expense of $28,000 for the three months ended June 30, 2009. The increase in net interest expense was primarily due to higher average debt balances in the second quarter of 2010 compared to the second quarter of 2009. Other income and expense, net, also included foreign exchange losses of $0.1 million  for the three months ended June 30, 2010 and $0.4 million for the three months ended June 30, 2009. Also included in other income and expense, net, for the second quarter of 2010 was a $0.4 million gain from adjustment of the contingent consideration related to our Denville Scientific acquisition. Also, other income and expense, net, for the three months ended June 30, 2010 and 2009, respectively, included $0.1 million of direct acquisition costs.

Six months ended June 30, 2010 compared to six months ended June 30, 2009:

Revenues increased $15.1 million, or 40.6%, to $52.2 million for the six months ended June 30, 2010 compared to $37.1 million for the same period in 2009. Our Denville Scientific subsidiary, which we acquired on September 2, 2009, contributed approximately $12.3 million in revenue for the six months ended June 30, 2010. The effect of a weaker U.S. dollar increased the Company's revenues by $0.1 million, or 0.3%, compared with the same period in 2009. Adjusting for the effect of foreign currency fluctuation and excluding Denville, revenues were up $2.8 million, or 7.4%, year-to-year and reflected organic growth across our Harvard Apparatus, Biochrom and Hoefer businesses.

Cost of product revenues increased $8.6 million, or 45.8%, to $27.4 million for the six months ended June 30, 2010 compared with $18.8 million for the six months ended June 30, 2009. The increase in cost of product revenues included $7.7 million attributable to our Denville Scientific subsidiary and $0.1 million from the currency effect of a weaker U.S. dollar, which were partially offset by the effects of cost reductions related to our operational improvement initiatives. Gross profit as a percentage of revenues decreased to 47.6% for the six months ended June 30, 2010 compared with 49.4% for the same period in 2009. The decrease in gross profit as a percentage of revenues was primarily due to the impact of Denville Scientific, which because it does not manufacture its products, has lower gross margins than our overall average margin. Gross margin as a percentage of revenues, excluding Denville, was 50.9% for the six months ended June 30, 2010, which reflected the effects of operational improvement initiatives completed during 2009, ongoing cost improvement efforts and a more favorable sales mix compared with the same period in 2009.

Sales and marketing expenses increased $2.9 million, or 58.0%, to $8.0 million for the six months ended June 30, 2010 compared with $5.1 million for the six months ended June 30, 2009. This increase was primarily due to the expenses of our Denville Scientific subsidiary of $2.3 million and increased marketing efforts in all of our businesses.

General and administrative expenses increased $1.2 million, or 17.5%, to $8.1 million for the six months ended June 30, 2010 compared with $6.9 million for the six months ended June 30, 2009. The year-to-year increase was primarily due to $0.5 million of expenses at our Denville subsidiary, a $0.2 million increase in stock compensation expense, and a $0.5 million increase in other general and administrative areas combined.

Research and development expenses increased 10.6%, or $0.2 million, to $2.3 million for the six months ended June 30, 2010 compared with $2.1 million for the same period in 2009. The increase in research and development expenses was primarily due to $0.2 million of spending related to regenerative medicine and increased development efforts in the Biochrom business, which were partially offset by decreased expenses in the Harvard Apparatus business.

Other income and expense, net, was $29,000 expense and $0.4 million expense for the six months ended June 30, 2010 and 2009, respectively. Net interest expense was $0.2 million for the six months ended June 30, 2010 compared to net interest expense of $0.1 million for the six months ended June 30, 2009. The increase in net interest expense was primarily due to higher average debt balances in the six months ended June 30, 2010 compared to the prior year period. Other income and expense, net, also included foreign exchange losses of $0.1 million for the six months ended June 30, 2010 and $0.3 million for the six months ended June 30, 2009. Also included in other income and expense, net, was a $0.4 million gain from adjustment of the contingent consideration related to our Denville Scientific acquisition. Other income and expense, net, for the six months ended June 30, 2010 and 2009, respectively, also included $0.1 million of direct acquisition costs.

Balance Sheet

The Company ended the second quarter of 2010 with cash and cash equivalents of $15.7 million compared to $16.6 million at December 31, 2009. As of June 30, 2010 and December 31, 2009, the Company had borrowings of $11.2 million and $13.3 million, respectively, outstanding under its credit facility. The borrowings under the credit facility are related to our acquisition of Denville Scientific and stock repurchase activity. Total cash and equivalents, net of debt, was $4.6 million and $3.3 million at June 30, 2010 and December 31, 2009, respectively.

Trade receivables were $13.9 million and inventories were $14.6 million as of June 30, 2010 compared to trade receivables of $11.3 million and inventories of $13.5 million as of June 30, 2009. Trade receivable and inventory balances increased year-to-year primarily due to the acquisition of Denville Scientific. Outstanding days of sales, or DSO, were 49 days for the three months ended June 30, 2010 and 58 days for the three months ended June 30, 2009. Inventory turns were 3.9 times for the three months ended June 30, 2010 compared with 2.8 times for the same period of 2009.

The Company spent $1.8 million to repurchase approximately 497,000 shares of its common stock during the six months ended June 30, 2010 and spent $2.4 million to repurchase approximately 812,000 shares of its common stock during the six months ended June 30, 2009.

Restructuring

During the quarter ended March 31, 2009, the management of Harvard Bioscience developed a plan to relocate the Scie-Plas operation to Hoefer's San Francisco location and exit the Scie-Plas general fabrication business as part of our ongoing business improvement initiative.

During the year ended December 31, 2009, we recorded restructuring charges in our Scie-Plas, Biochrom and Hoefer businesses related to the 2009 restructuring plan of approximately $0.7 million. These charges were comprised of $0.3 million in severance payments, $0.2 million in inventory impairment charges related to the discontinuance of certain product lines (included in cost of product revenues) and $0.2 million in various other costs.

No charges were recorded during the three months or six months ended June 30, 2010 related to the 2009 restructuring plan.

Conference Call Details

As previously announced, management will host a conference call to discuss second quarter 2010 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may discuss, and answer one or more questions concerning, business and financial developments and trends, including with respect to the Company's acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 11:00 a.m. Boston time today, August 5, 2010. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "90145900". A replay of this conference call will be available from 2:00 p.m. on August 5, 2010 through August 12, 2010 and will be accessible by dialing toll-free 800-642-1687, or toll 706-645-9291, and referencing the pass code of "90145900". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted net income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, asset write-down expenses, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs) and stock-based compensation expense. They also exclude the tax impact of the reconciling items and the utilization of deferred tax assets that have full valuation allowances. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted income and earnings per diluted share for the three and six month periods ended June 30, 2010 and 2009 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 850 page catalog (and various other specialty catalogs), its website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, including the Denville Scientific acquisition, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine,  unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, including any products in the field of regenerative medicine, the current size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial  crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	As of
	June 30,	December 31,
	2010	2009

Assets

Cash and cash equivalents	$ 15,719	$ 16,588
Trade receivables	13,882	14,383
Inventories	14,636	14,406
Property, plant and equipment	3,249	3,545
Goodwill and other intangibles	51,648	54,513
Other assets	3,770	3,796
Total assets	$ 102,904	$ 107,231

Liabilities and Stockholders' Equity

Total current liabilities	10,181	12,258
Total liabilities	27,418	31,974
Stockholders' equity	75,486	75,257
Total liabilities and stockholders' equity	$ 102,904	$ 107,231

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues	$ 25,905	$ 18,049	$ 52,205	$ 37,121
Cost of product revenues	13,855	9,107	27,373	18,769
Gross profit	12,050	8,942	24,832	18,352

Sales and marketing expenses	4,191	2,688	7,998	5,060
General and administrative expenses	3,807	3,552	8,068	6,869
Research and development expenses	1,102	1,089	2,309	2,088
Restructuring charges	--	422	--	449
Amortization of intangible assets	578	386	1,109	730
Total operating expenses	9,678	8,137	19,484	15,196

Operating income	2,372	805	5,348	3,156

Other income (expense):
Gain from adjustment of acquisition contingencies	429	--	429	--
Foreign exchange	(81)	(375)	(107)	(299)
Interest expense	(129)	(34)	(284)	(79)
Interest income	7	6	49	13
Other, net	(101)	(55)	(116)	(2)
Other income (expense), net	125	(458)	(29)	(367)

Income before income taxes	2,497	347	5,319	2,789
Income taxes	615	66	1,216	669
Net income	$ 1,882	$ 281	$ 4,103	$ 2,120

Income per share:
Basic earnings per common share	$ 0.06	$ 0.01	$ 0.14	$ 0.07

Diluted earnings per common share	$ 0.06	$ 0.01	$ 0.14	$ 0.07

Weighted average common shares:
Basic	29,577	29,602	29,580	29,806
Diluted	30,044	29,819	29,993	29,969

Exhibit 3
HARVARD BIOSCIENCE, INC.
Overview of Cash Flows
(in thousands, unaudited)

	Six Months Ended
	June 30,
	2010	2009

Cash flows from operations:
Net income	$ 4,103	$ 2,120
Changes in assets and liabilities	(805)	1,750
Other adjustments to operating cash flows	2,894	2,851
Net cash provided by operating activities	6,192	6,721

Investing activities:
Net cash used in investing activities	(2,257)	(683)

Financing activities:
Repayments of debt, net	(2,162)	(850)
Purchases of treasury stock	(1,751)	(2,404)
Other financing activities	180	111
Net cash used in financing activities	(3,733)	(3,143)

Effect of exchange rate changes on cash	(1,071)	208

(Decrease) increase in cash and cash equivalents	$ (869)	$ 3,103

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income
(in thousands)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

US GAAP operating income	$ 2,372	$ 805	$ 5,348	$ 3,156

Adjustments:

Amortization of intangible assets	578	386	1,109	730

Inventory writedown due to restructuring	--	64	--	92

Restructuring charges	--	422	--	449

Stock-based compensation expense	675	658	1,233	970

Non-GAAP adjusted operating income	$ 3,625	$ 2,335	$ 7,690	$ 5,397

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net Income to Non-GAAP Adjusted Net Income
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

US GAAP net income from continuing operations	$ 1,882	$ 281	$ 4,103	$ 2,120

Adjustments:

Amortization of intangible assets	578	386	1,109	730

Inventory write-down due to restructuring	--	64	--	92

Direct acquisition costs	90	53	90	53

Gain from adjustment of acquisition contingencies	(429)	--	(429)	--

Restructuring charges	--	422	--	449

Stock-based compensation expense	675	658	1,233	970

Income taxes (A)	(535)	(493)	(1,152)	(868)

Non-GAAP adjusted net income from continuing operations	$ 2,261	$ 1,371	$ 4,954	$ 3,546

(A) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

US GAAP diluted earnings per common share from continuing operations	$ 0.06	$ 0.01	$ 0.14	$ 0.07

Adjustments:

Amortization of intangible assets	0.02	0.01	0.04	0.02

Direct acquisition costs	0.00	0.00	0.00	0.00

Gain from adjustment of acquisition contingencies	(0.01)	--	(0.01)	--

Restructuring charges	--	0.01	--	0.02

Stock-based compensation expense	0.02	0.02	0.04	0.03

Income taxes (A)	(0.02)	(0.01)	(0.04)	(0.03)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$ 0.08	$ 0.05	$ 0.17	$ 0.12

(A) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended		Six Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	June 30,
	2008	2008	2008	2008	2008	2009	2009	2009	2009	2009	2010	2010	2010

Organic growth	0.1%	-2.5%	-1.2%	6.4%	1.0%	0.0%	-14.8%	0.0%	-8.5%	-5.8%	4.3%	11.0%	7.4%

Acquisitions	12.6%	13.8%	8.2%	0.0%	8.2%	0.0%	0.0%	9.4%	24.5%	8.6%	29.9%	36.1%	32.9%

Foreign exchange effect	2.2%	1.6%	-3.7%	-12.4%	-3.6%	-13.2%	-6.9%	-4.4%	3.9%	-5.4%	3.7%	-3.6%	0.3%

Total revenue growth	14.9%	12.9%	3.3%	-6.0%	5.6%	-13.2%	-21.7%	5.0%	19.9%	-2.6%	37.9%	43.5%	40.6%
CONTACT:  Harvard Bioscience, Inc.
          David Green, President
            508 893 8999
            Fax: 508 429 8478
            dgreen@harvardbioscience.com
          Chane Graziano, CEO
            cgraziano@harvardbioscience.com
          Tom McNaughton, CFO
            tmcnaughton@harvardbioscience.com